Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Sally Smith — President and CEO
Mary Twinem
952.253.0731	Mary Twinem — CFO

Buffalo Wild Wings, Inc. Announces
Second Quarter 2010 Results

— Same-store sales decreased 0.1% at company-owned and
0.7% at franchised restaurants —

— Earnings per diluted share increase of 28.2% to $0.50 —

Minneapolis, Minnesota, July 27, 2010 — Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the second quarter ended June 27, 2010. Highlights for the second quarter versus the same period a year ago were:

•                  Total revenue increased 12.4% to $145.7 million

•                  Company-owned restaurant sales grew 11.7% to $131.5 million

•                  Same-store sales decreased 0.1% at company-owned restaurants and 0.7% at franchised restaurants

•                  Net earnings increased 31.4% to $9.2 million from $7.0 million, and earnings per diluted share increased 28.2% to $0.50 from $0.39

Sally Smith, President and Chief Executive Officer, commented, “The recent strengthening of our sales is encouraging, and our focused efforts brought company-owned and franchised restaurants to nearly flat same-store sales in the second quarter. We continue our steady expansion, opening sixteen additional restaurants during the quarter, and revenue grew by 12%. Coupled with increased restaurant-level cash flow, we provided our shareholders with a substantial increase in net earnings of 31%, achieving earnings per share of $.50.”

Total revenue increased 12.4% to $145.7 million in the second quarter compared to $129.6 million in the second quarter of 2009. Company-owned restaurant sales for the quarter increased 11.7% over the same period in 2009, to $131.5 million, mainly the result of operating 19 additional company-owned restaurants at the end of second quarter 2010 relative to the same period in 2009. Same-store sales at company-owned locations for the second quarter decreased 0.1%. Franchise royalties and fees increased 19.5% to $14.2 million versus $11.9 million in the second quarter of 2009. This increase is attributed to 64 additional franchised restaurants at the end of the period versus a year ago, partially offset by a franchised same-store sales decrease of 0.7%.

Average weekly sales for company-owned restaurants were $43,021 for the second quarter of 2010 compared to $42,938 for the same quarter last year, a 0.2% increase. Franchised restaurants averaged $49,051 for the period versus $48,619 in the second quarter a year ago, a 0.9% increase.

For the second quarter, net earnings increased 31.4% to $9.2 million versus $7.0 million in the second quarter of 2009. Earnings per diluted share were $0.50, as compared to second quarter 2009 earnings per diluted share of $0.39.

2010 Outlook

Ms. Smith remarked, “Company-owned locations are posting positive same-store sales of 2.2% in July. Franchised locations are also positive with same-store sales increases of 0.2%. Our restaurant Teams are well-prepared and excited as we head into the football season, and our marketing and media plans are stronger than ever.”

Ms. Smith concluded, “We have previously stated that our 2010 growth goals are 13 to 15% unit growth and 20% net earnings growth. We are exceeding both of these annual targets for the first half of the year. Based on the anticipated new restaurants opening in the third and fourth quarters, we are on track for 13% unit growth for 2010. We have growing confidence that our 20% annual net earnings growth goal is achievable given the recent improvement in same-store sales and the moderation of wing costs.”

Buffalo Wild Wings will be hosting a conference call today, July 27, 2010 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until August 3, 2010. To access this replay, please dial 1.858.384.5517, password 4329040.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in eighteen mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 684 Buffalo Wild Wings locations across 44 states.

Forward-looking Statements

Certain statements in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. These statements include, without limitation, those relating to our third quarter sales trends and projected unit, revenue and net earnings growth rates for 2010 and beyond. Forward-looking statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, without limitation, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, the actual number of locations opened during 2010 and beyond, market acceptance in the new geographic regions we enter, unforeseen obstacles in developing nontraditional sites, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the sales at company-owned and franchised locations, the cost of commodities, the success of our key initiatives and our advertising and marketing campaigns, our ability to control other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, or the smoking of tobacco, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 27, 2009, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Six months ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Revenue:
Restaurant sales	$131,531	117,763	269,493	237,187
Franchise royalties and fees	14,170	11,859	28,479	23,990
Total revenue	145,701	129,622	297,972	261,177
Costs and expenses:
Restaurant operating costs:
Cost of sales	37,601	35,922	79,825	72,130
Labor	40,089	36,056	80,774	71,605
Operating	21,173	17,966	42,628	35,953
Occupancy	8,807	7,924	17,717	15,518
Depreciation and amortization	9,456	7,888	19,006	15,383
General and administrative (1)	12,929	11,773	24,955	23,193
Preopening	1,197	1,673	2,312	4,082
Loss on asset disposals and store closures	526	272	937	447
Total costs and expenses	131,778	119,474	268,154	238,311
Income from operations	13,923	10,148	29,818	22,866
Investment income (loss)	(156)	413	29	489
Earnings before income taxes	13,767	10,561	29,847	23,355
Income tax expense	4,601	3,586	10,120	7,894
Net earnings	$9,166	6,975	19,727	15,461
Earnings per common share — basic	$0.50	0.39	1.09	0.86
Earnings per common share — diluted	0.50	0.39	1.08	0.86
Weighted average shares outstanding — basic	18,167	17,999	18,157	17,990
Weighted average shares outstanding — diluted	18,234	18,070	18,230	18,052

(1) Includes stock-based compensation of $1,313, $1,689, $2,538, and $2,490, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Six months ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009
Revenue:
Restaurant sales	90.3%	90.9%	90.4%	90.8%
Franchising royalties and fees	9.7	9.1	9.6	9.2
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	28.6	30.5	29.6	30.4
Labor	30.5	30.6	30.0	30.2
Operating	16.1	15.3	15.8	15.2
Occupancy	6.7	6.7	6.6	6.5
Depreciation and amortization	6.5	6.1	6.4	5.9
General and administrative	8.9	9.1	8.4	8.9
Preopening	0.8	1.3	0.8	1.6
Loss on asset disposals and store closures	0.4	0.2	0.3	0.2
Total costs and expenses	90.4	92.2	90.0	91.2
Income from operations	9.6	7.8	10.0	8.8
Investment income (loss)	(0.1)	0.3	0.0	0.2
Earnings before income taxes	9.4	8.1	10.0	8.9
Income tax expense	3.2	2.8	3.4	3.0
Net earnings	6.3	5.4	6.6	5.9

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	June 27, 2010	December 27, 2009
Assets
Current assets:
Cash and cash equivalents	$9,711	9,580
Marketable securities	59,489	43,632
Accounts receivable — franchisees, net of allowance of $25	1,150	2,118
Accounts receivable — other	7,946	7,383
Inventory	3,400	3,644
Prepaid expenses	2,005	2,972
Refundable income taxes	974	1,872
Deferred income taxes	2,555	2,938
Restricted assets	24,505	24,384
Total current assets	111,735	98,523

Property and equipment, net	194,607	189,639
Other assets	9,670	9,665
Goodwill	11,246	11,246
Total assets	$327,258	309,073
Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,359	2,706
Accounts payable	14,720	13,436
Accrued compensation and benefits	16,790	19,554
Accrued expenses	5,191	6,540
Current portion of deferred lease credits	76	84
System-wide payables	24,505	24,384
Total current liabilities	63,641	66,704

Long-term liabilities:
Other liabilities	1,582	1,422
Deferred income taxes	12,434	14,940
Deferred lease credits, net of current portion	16,830	16,174
Total liabilities	94,487	99,240

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized; none issued	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,181,009 and 18,054,375 respectively	97,098	93,887
Retained earnings	135,673	115,946
Total stockholders’ equity	232,771	209,833
Total liabilities and stockholders’ equity	$327,258	309,073

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Six months ended
	June 27, 2010	June 28, 2009
Cash flows from operating activities:
Net earnings	$19,727	15,461
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	18,699	15,077
Amortization	307	306
Loss on asset disposals and store closures	847	447
Deferred lease credits	929	840
Deferred income taxes	(2,123)	1,639
Stock-based compensation	2,538	2,490
Excess tax benefit from the exercise of stock options	(116)	(31)
Change in operating assets and liabilities:
Trading securities	(748)	(1,204)
Accounts receivable	124	(734)
Inventory	244	(255)
Prepaid expenses	967	1,389
Other assets	(312)	(105)
Unearned franchise fees	(347)	166
Accounts payable	2,472	(61)
Income taxes	1,014	1,895
Accrued expenses	(2,749)	20
Net cash provided by operating activities	41,473	37,340
Cash flows from investing activities:
Acquisition of property and equipment	(25,506)	(33,115)
Purchase of marketable securities	(61,114)	(25,284)
Proceeds of marketable securities	46,005	24,778
Net cash used in investing activities	(40,615)	(33,621)
Cash flows from financing activities:
Issuance of common stock	782	555
Tax payments for restricted stock units	(1,625)	(1,513)
Excess tax benefit from the exercise of stock options	116	31
Net cash used in financing activities	(727)	(927)
Net increase in cash and cash equivalents	131	2,792
Cash and cash equivalents at beginning of period	9,580	8,347
Cash and cash equivalents at end of period	$9,711	11,139

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2010	235	234
2009	206	215	220	232
2008	165	169	187	197
2007	140	145	148	161
2006	124	129	134	139

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2010	430	447
2009	373	383	400	420
2008	340	346	348	363
2007	299	301	313	332
2006	260	270	278	290

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	0.1%	(0.1)%
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	0.7%	(0.7)%
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	$45,327	43,021
2009	45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141
2007	39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	$51,532	49,051
2009	50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382
2007	46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975